Exhibit 99.1

Pharmacosmos Group and G1 Therapeutics Announce Successful Closing of Tender Offer

- Transaction Will Maximize the Access and Uptake of COSELA® (trilaciclib), the First and Only Proactive Multilineage Myeloprotection Agent -

- G1 Stockholders to Receive U.S. $7.15 Per Share in Cash -

HOLBAEK, DENMARK and RESEARCH TRIANGLE PARK, NC, September 18, 2024 – Pharmacosmos A/S, a leader in the development of innovative treatments for patients suffering from iron deficiency and iron deficiency anemia, and G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company focused on delivering next-generation therapies that improve the lives of those affected by cancer, today announced that Pharmacosmos A/S has successfully completed the previously announced tender offer to acquire all outstanding shares of G1 Therapeutics for U.S. $7.15 per share net to the holder in cash, without interest and less any applicable withholding taxes (the “Offer Price”), for a total equity value of approximately $405 million.

“We are excited to announce the completion of Pharmacosmos’ acquisition of G1. This acquisition fits perfectly with our strategy and positions our company for the next phase of growth. We are particularly thrilled to expand our product portfolio with Cosela, an innovative first-in-class product that is making a real difference for patients with small cell lung cancer. Our focus will now be on bringing Cosela to more patients and customers in the US, where it is already approved, and to start the work to have it registered and made available internationally including in the UK and EU,” said Tobias S Christensen—CEO and President of Pharmacosmos A/S.

The tender offer commenced on August 20, 2024 and expired one minute after 11:59 p.m. Eastern Time on September 17, 2024 (the “Expiration Date”). As of the Expiration Date, a total of 39,486,447 shares of G1 Therapeutics common stock were validly tendered, and not validly withdrawn, representing approximately 74.64% of the outstanding shares of G1 Therapeutics common stock as of the Expiration Date. As of the Expiration Date, the number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the tender offer were satisfied. On September 18, 2024, Genesis Merger Sub, Inc., an indirect wholly owned subsidiary of Pharmacosmos A/S (“Purchaser”), irrevocably accepted for payment all shares validly tendered and not validly withdrawn and has paid the depositary for such shares.

Following the closing of the tender offer, on September 18, 2024 Purchaser merged with and into G1 Therapeutics, with G1 Therapeutics continuing as the surviving corporation and a wholly owned subsidiary of Pharmacosmos Therapeutics Inc., a U.S. subsidiary of Pharmacosmos A/S. In connection with the merger, all shares of G1 Therapeutics common stock (other than (i) shares of common stock held in the treasury of G1 Therapeutics, (ii) shares of common stock owned by Pharmacosmos A/S, Purchaser, G1 Therapeutics or any of their respective direct or indirect wholly owned subsidiaries, and (iii) shares of common stock held by stockholders who have properly demanded appraisal of such shares in accordance with Delaware law) that had not been validly tendered were converted into the right to receive an amount in cash equal to the Offer Price. As a result of the transaction, G1 Therapeutics shares ceased to be traded on NASDAQ as of the date of closing of the acquisition, and shares of G1 Therapeutics common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended.

“Since our founding in 2008, G1 has been committed to improving the lives of patients living with cancer; this effort culminated in the approval and launch of COSELA® (trilaciclib), the first and only therapy that proactively delivers multilineage myeloprotection to patients with extensive-stage small cell lung cancer being treated with chemotherapy,” said Jack Bailey, Chief Executive Officer at G1 Therapeutics. “The closing of this transaction is an exciting moment for everyone working in G1 and Pharmcosmos, and the patients we seek to treat, as the combined team moves forward with COSELA to meet the needs of even more cancer patients. Finally, I want to thank the members of the G1 team throughout these last 16 years that made this innovation possible.”

Advisors

For Pharmacosmos, MTS Health Partners, L.P. served as exclusive financial advisor, and Arnold & Porter Kaye Scholer LLP served as legal counsel. For G1 Therapeutics, Centerview Partners LLC served as exclusive financial advisor, and Ropes & Gray LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as legal counsel.

Indication

COSELA® (trilaciclib) is indicated to decrease the incidence of chemotherapy-induced myelosuppression in adult patients when administered prior to a platinum/etoposide-containing regimen or topotecan-containing regimen for extensive-stage small cell lung cancer.

Important Safety Information

COSELA is contraindicated in patients with a history of serious hypersensitivity reactions to trilaciclib.

Warnings and precautions include injection-site reactions (including phlebitis and thrombophlebitis), acute drug hypersensitivity reactions, interstitial lung disease (pneumonitis), and embryo-fetal toxicity.

The most common adverse reactions (>10%) were fatigue, hypocalcemia, hypokalemia, hypophosphatemia, aspartate aminotransferase increased, headache, and pneumonia.

This information is not comprehensive. Please click here for full Prescribing Information. https://www.g1therapeutics.com/cosela/pi/

To report suspected adverse reactions, contact G1 Therapeutics at 1-800-790-G1TX or call FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch.

Pharmacosmos Group

Pharmacosmos A/S, headquartered in Holbaek, Denmark, and founded in 1965, is a highly specialised company focused on carbohydrate chemistry and a global leader in the development of innovative treatments for patients suffering from iron deficiency and iron deficiency anaemia. With companies in the UK, Ireland, Nordics, Germany, the USA, and China, as well as through partners, Pharmacosmos markets its products around the world. With a strong and ongoing commitment to R&D, Pharmacosmos is able to leverage a unique carbohydrate production platform along with deep expertise in the synthesis of iron-carbohydrate complexes. The Pharmacosmos Group has more than 500 employees.

About G1 Therapeutics

G1 Therapeutics, Inc. is a commercial-stage oncology biopharmaceutical company whose mission is to develop and deliver next-generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA® (trilaciclib). G1’s goal is to provide innovative therapeutic advances for people living with cancer. G1 is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on X (formerly known as Twitter) @G1Therapeutics and LinkedIn.

G1 Therapeutics® and the G1 Therapeutics logo and COSELA® and the COSELA logo are trademarks of G1 Therapeutics, Inc.

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Pharmacosmos A/S Contact:

Christian Lundquist Madsen

VP Global Marketing & Communication

+45 5948 5959

clm@pharmacosmos.com

G1 Therapeutics Contacts:

Will Roberts

Communications Officer

Vice President, Investor Relations and Corporate Communications

(919) 907-1944

wroberts@g1therapeutics.com

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